Exhibit 99.1

Financial Contact:	Media Contact:
Josh Hirsberg	David Strow
(702) 792-7234	(702) 792-7386
joshhirsberg@boydgaming.com	davidstrow@boydgaming.com

BOYD GAMING TO ACQUIRE PALA INTERACTIVE

Transaction Advances Company’s iGaming Strategy

LAS VEGAS – MARCH 28, 2022 — Boyd Gaming Corporation (NYSE: BYD) today announced that its wholly-owned subsidiary, Boyd Interactive Gaming Inc., has entered into a definitive agreement to acquire Pala Interactive LLC and its subsidiaries for total cash consideration of $170 million.

Pala Interactive is an innovative online gaming technology company that provides proprietary real money and social gaming solutions on both a business-to-business (B2B) and business-to-consumer (B2C) basis in regulated markets across the United States and Canada. Pala Interactive’s technology includes its player account management system; casino; poker; and social casino and poker platforms.  Pala complements its online gaming platform with a full suite of managed services. Pala currently provides B2B services in eight states across the United States as well as Canada, and operates B2C offerings in New Jersey and Canada.

Keith Smith, President and Chief Executive Officer of Boyd Gaming, said: “The acquisition of Pala Interactive marks the next phase in the ongoing execution of our iGaming strategy, providing us full control over the technology, development and customer experience. By integrating online casinos with our existing land-based operations, we will be able to further leverage and monetize our expansive customer database and the amenities of our nationwide portfolio of properties, driving growth in both our land-based and iGaming operations.”

Smith continued: “Given our nationwide geographic distribution, significant database and established loyalty program, it makes sense for us to pursue a direct approach with our iGaming operations.  By engaging directly with our guests and having the ability to personalize the customer experience, we are confident in our ability to create a cost-effective and profitable regional iGaming business.  While the acquisition of Pala Interactive supports our iGaming strategy, we remain fully committed to our sports-betting partnership with FanDuel, which has allowed us to participate in the nationwide expansion of sports-betting. We look forward to welcoming the Pala Interactive team to our Company and building a highly successful online gaming business in the years ahead.”

The transaction is expected to close by the first quarter of 2023, subject to customary closing conditions and the receipt of all required regulatory approvals. The transaction will be financed with a combination of cash on hand and the Company’s existing credit agreement.

Morrison & Foerster LLP served as legal advisor to Boyd Gaming for the transaction, while Moelis & Company LLC served as exclusive financial advisor to the Company.

The Company is providing a presentation further detailing the transaction at: https://investors.boydgaming.com.

About Boyd Gaming

Founded in 1975, Boyd Gaming Corporation (NYSE: BYD) is a leading geographically diversified operator of 28 gaming entertainment properties in 10 states.  The Company is also a strategic partner and 5% equity owner of FanDuel Group, the nation’s leading sports-betting and iGaming operator.  With one of the most experienced leadership teams in the casino industry, Boyd Gaming prides itself on offering its guests an outstanding entertainment experience, delivered with unwavering attention to customer service. Through a long-standing company philosophy called Caring the Boyd Way, Boyd Gaming is committed to advancing Environmental, Social and Corporate Governance (ESG) initiatives that positively impact the Company’s stakeholders and communities.  Our commitment to being an employer of choice has been recognized by Forbes magazine, which named Boyd Gaming the highest-ranked gaming company in America’s Best Employers for Diversity in 2021, and Nevada’s Best Employers in 2020 and 2021.  For additional Company information and press releases, visit https://investors.boydgaming.com.

About Pala Interactive

Founded in 2013, Pala Interactive LLC anticipated the growth of online gaming opportunities in the United States and now provides its proprietary Online Gaming Platform for real money and social gaming.

The Pala Interactive Online Gaming Platform consists of proprietary technology which includes player account management system, online casino and poker products complemented by our integrated sports platform, relevant marketing tool integrations and optional customer and marketing support services.

Forward-looking Statements

This press release contains, or may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding the transactions contemplated by the Merger Agreement, Boyd’s expectations regarding the timing of closing, the potential benefits to be achieved from the acquisition of the Pala Interactive business, including the potential long-term growth of Pala Interactive, expectations regarding timing for Pala Interactive to be cash flow positive and accretive to Boyd Gaming’s earnings, integration of online casinos with Boyd Gaming’s existing land-based operations, execution of Boyd Gaming’s digital gaming strategy, ability to leverage and monetize Boyd Gaming’s customer database and amenities of its nationwide portfolio of properties, and any statements or assumptions underlying any of the foregoing.  These forward-looking statements are based upon the current beliefs and expectations of management and involve certain risks and uncertainties, including (without limitation) the possibility that the transactions contemplated by the definitive agreement will not close on the expected terms (or at all), or that Boyd is unable to successfully integrate the acquired assets or that the properties will be cash flow positive or accretive to Boyd’s earnings as anticipated; litigation, antitrust matters or the satisfaction or waiver of any of the closing conditions that could delay or prevent the closing; and changes to the financial conditions of the parties, or the credit markets, or the economic conditions in the areas in which they operate. Additional factors are discussed in “Risk Factors” in Boyd’s Annual Report on Form 10-K for the year ended December 31, 2021, and in Boyd’s other current and periodic reports filed from time to time with the Securities and Exchange Commission.  All forward-looking statements in this press release are made as of the date hereof, based on information available to Boyd as of the date hereof, and Boyd assumes no obligation to update any forward-looking statement.